EXHIBIT 99.1

COMPREHENSIVE CARE CORPORATION REPORTS PROFIT FOR THE
THREE AND SIX MONTHS ENDED NOVEMBER 30, 2004

TAMPA, FL – (BUSINESSWIRE) – January 12, 2005 – Comprehensive Care Corporation (OTCBB:CHCR) (CompCare), a company specializing in managed behavioral healthcare and employee assistance services through its operating subsidiaries, today reported results for the second quarter of Fiscal 2005 ended November 30, 2004 and for the six months ended November 30, 2004. Net income for the quarter ended November 30, 2004 was $103,000, or $0.02 per diluted share, compared to the net loss of $233,000, or $0.06 loss per diluted share, for the same quarter of the prior fiscal year. For the six months ended November 30, 2004, net income was $194,000, or $0.04 per diluted share. This compares to a net loss $558,000, or $0.14 diluted loss per share, for the six months ended November 30, 2003, which included a $387,000 loss, or $0.10 diluted loss per share, from discontinued operations.

Operating revenues were $6.2 million and $12.3 million, respectively, for the three and six months ended November 30, 2004 compared to operating revenues of $7.0 million and $14.9 million, respectively, for the three and six months ended November 30, 2003. The decrease in operating revenues during Fiscal 2005 is primarily attributable to the previously announced loss of one major customer during the second half of Fiscal 2004 who made the decision to internally manage their behavioral health benefit.

Robert J. Landis, Chairman and Chief Financial Officer of CompCare, said, “We are pleased to have reported two consecutive profitable quarters and results that demonstrate a significant improvement in net income as compared to the first six months of the prior fiscal year.”

Mary Jane Johnson, President and Chief Executive Officer of CompCare, stated, “I am delighted that our focused business strategy has resulted in this improvement in bottom-line performance. This is a significant step forward and we believe we have a solid platform for revenue growth. We remain committed to growing our core business while adhering to the highest quality clinical, administrative and financial services that distinguish us from our competitors.”

About Comprehensive Care Corporation
Established in 1969, CompCare provides behavioral health, substance abuse, and employee assistance programs for governmental agencies, managed care companies and employer groups throughout the United States. Headquartered in Tampa, Florida, CompCare operates regional service centers in Connecticut, Florida, Michigan, and Texas; serves approximately 1,000,000 covered individuals nationwide; and has a network of approximately 10,000 qualified behavioral health practitioners. With 35 years of experience in the industry, CompCare focuses on personalized attention, flexibility, a commitment to high-quality services, and innovative approaches to behavioral health that address both the specific needs of clients and changing healthcare industry demands.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Certain information included herein and in other Company reports, SEC filings, statements, and presentations is forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning the Company’s anticipated operating results, financial resources, increases in revenues, increased profitability, interest expense, growth and expansion, and the ability to obtain new behavioral healthcare contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements, and presentations. These risks and uncertainties include local, regional, and national economic and political conditions, our ability to obtain additional financing, the effect of governmental regulation, the competitive environment in which the Company operates, and the other risks detailed from time to time in the Company’s SEC reports.

FOR MORE INFORMATION, PLEASE CONTACT
Robert J. Landis, Chairman, Chief Financial Officer and Treasurer
(813) 288-4808

204 South Hoover Boulevard, Suite 200
Tampa, Florida 33609
813-288-4808 * Fax 813-288-4844
www.compcare.com